ROGOFF & COMPANY, P.C.
                               275 Madison Avenue
                               New York, NY 10016
                            Telephone (212) 557-5666
                            Telecopier (212) 557-9330

March 12, 2004

Steven Katz, President
MAC Worldwide, Inc.
1640 Terrace Way
Walnut Creek, CA 94596

Re:   MAC Worldwide, Inc.'s SB-2

Dear Mr. Katz:

Please accept this letter as confirmation that we agree with the statement below, as it relates to MAC Worldwide, Inc., which is included in the MAC Worldwide, Inc. registration statement on Form SB-2, pre-effective amendment no. 7.

                              CHANGE IN ACCOUNTANTS

      The auditor for the Company prior to March 1, 2004 was Rogoff & Company, P.C. Going forward after March 1, 2004, the Company's auditor will be Sherb & Company, LLP. The prior auditor Rogoff & Company, P.C. resigned because they are no longer going to do audit work for public companies. The prior auditor Rogoff & Company, P.C.'s report did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to audit scope or accounting principals. The prior auditor's report did express substantial doubt about the Company's ability to continue as a going concern. There were no disagreements with the prior auditor Rogoff & Company, P.C. The decision to change accountants was approved by the board of directors.

                                        Sincerely  Yours,

                                        /s/ Rogoff & Co., P.C.
                                        ----------------------
                                        Rogoff & Co., P.C.